SHARE EXCHANGE AGREEMENT

BETWEEN:	2235150 Ontario Inc. (the "First Party"), a company organized and existing under the laws of the [Province] of [Ontario], with its head office located at:

2325 Hurrontario St #170
Mississauga Ontario Canada L5A 4K4

And through

The First Party majority shareholders Andrea Zecevic and Teresa Rubio

AND: Saveene Group Inc (the "Corporation"), a company organized and existing under the laws of the State of Delaware with its head office located at:

30 Eglinton Ave W
Suite 808
Mississauga Ontario
M5H 2W9
Canada

THIS SHARE EXCHANGE AGREEMENT (“Agreement”) is effective as of this 13th day of March, 2013 and supersedes any prior agreements by and between Saveene Group Corp., organized under the laws of Delaware, (“Purchaser”), the 2235150 Ontario, Inc., a corporation organized under the laws of Ontario, the (“Company”) herein by this reference (“Seller”). The Company, the Purchaser and the Seller shall hereinafter also be referred to individually as a “party” and collectively as the “parties.”

EXPLANATORY STATEMENT

A. The Company is an Ontario Corporation and its shareholders (“Seller”) is the record and beneficial owner of three (3) shares of Company common stock or One Hundred (100%) of the outstanding common shares. Seller has represented to Purchaser that Seller is the rightful majority owner of the Corporation and has the strict authority to sell, hypothecate or exchange its ownership at will and without restriction.

B. The Seller is the record and beneficial owner of three (3) shares of Company common stock representing One Hundred (100%) ownership of the Company.

C. The Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, all, but not less than all, of the Seller’s Ownership on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, in consideration of the Explanatory Statement that shall be deemed to be a substantive part of this Agreement, the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1.	Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, Purchaser shall issue to Seller 27,500,000 shares of Purchaser’s restricted common stock (“Purchaser’s Stock”) for the complete and total ownership of Seller’s stake in the Company; at the Closing on the Closing Date, the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, that number of the Seller’s percentage as is set forth opposite the name of the Seller on Exhibit A.

2.	Purchase Consideration; Transfer of Securities.

(i)	The full, entire and aggregate purchase consideration that shall be paid at the Closing on the Closing Date by the Purchaser to the Seller for the Seller’s percentage ownership by paying the Seller the number of shares of Purchaser’s common stock (”Purchaser’s Stock”) shown on Exhibit A to be delivered by Purchaser to the Seller.

(ii)	The Seller shall deliver to the Purchaser, at the Closing on the Closing three (3) shares duly endorsed in blank, or accompanied by assignments separate from certificates duly endorsed in blank, with the Seller’s signature guaranteed by a national bank, Concurrently with the delivery by the Seller’s share ownership, the Purchaser shall deliver to the Seller stock certificates representing that number of Purchaser’s Stock shown on Exhibit A to be issued and delivered by Purchaser to the Seller at the Closing.

3.	Closing. The closing of the purchase and sale of the Seller’s percentage provided by this Agreement (referred to throughout this Agreement as the “Closing”) shall take place at mutually agreed place on or about March 1, 2013, at such time of day as the parties hereto shall mutually agree. The parties hereto may, by written agreement, designate a different time or place for the Closing.

(1)

At the Closing, Seller shall deliver to Purchaser the following:

a)	Ownership rights representing the Seller’s interest in the manner described in paragraph 2. (ii), above, so as to make Purchaser the majority owner thereof, free and clear of all claims and encumbrance.

b)	Any other documents required hereby.

At the Closing, the Purchaser shall deliver to Sellers the following:

a)	Certificates representing Purchaser’s Stock issued in the amounts indicated on Exhibit A; and

	b)	Any other documents required hereby.

4.		Representations and Warranties of The Company and Seller. In order to induce Purchaser to consummate the transactions contemplated by this Agreement, and for the consideration expressed herein, the receipt and sufficiency of which is hereby acknowledged, the Seller who individually owns Three (3) shares of the Company, jointly and severally, represent and warrant to Purchaser as follows (the truth and accuracy of each of which representations and warranties shall constitute a condition precedent to Purchaser’s obligation to close hereunder):

a)	Organization and Standing of Company. Company is a corporation duly organized, validly existing and in good standing under the laws Ontario and has all requisite corporate power and authority to own all of its properties and to carry on the business presently being conducted by it. Company is duly qualified to transact business and is in good standing.

b)	No Subsidiaries. Company does not own or control, directly or indirectly, any corporation, association or business organization of any nature.

c)	Capitalization. As of March 1, 2013, the Company has authorized capitalization of Three (3) shares of capital stock that includes Three (3)shares, par value .01 of which Three (3)shares is issued. A complete list of all owners is included on Exhibit A. The Company has no outstanding obligations to issue ownership to any party now, nor will it have on the Closing Date, which are convertible into any form of ownership or debt obligation, nor any outstanding rights, options, warrants, subscriptions or other instruments or understandings entitling the holders thereof to purchase or receive any securities of Company of any kind. Company has no contractual right or obligation to acquire any of the securities from any of its owners or holders. It being understood by the Seller and Company that Purchaser will not assume such obligations or convert them into Purchaser's securities. The exact terms of any obligation or assumption by the Purchaser shall be evidenced in a separate writing(s) between the Purchaser and the individual holders prior to, and subject to, the Closing.

d)	Ownership and Transfer. The Seller, whether Majority or otherwise, shall warrant that they each have good and marketable title, and the unrestricted right and full power, to exchange and deliver to Purchaser the Seller’s ownership pursuant to the provisions of this Agreement. Such Seller’s Shares have been duly and validly issued and are free and clear of all liens, encumbrances, claims, equities and liabilities of every nature and represents One Hundred percent (100%) of the ownership and voting securities of Company so that, at Closing, the Seller’s ownership will represent the entire ownership owned by the Seller. The delivery of the Seller’s ownership to Purchaser will vest in Purchaser all right, title and interest in and to such shares free and clear of all liens, encumbrances, claims, equities and liabilities of every nature.

e)	Financial Statements. The Company has delivered to Purchaser a copy of the latest audited balance sheet of Company as of December 31, 2012.

f)	Corporate Profile. The Company has delivered a copy of the latest corporate profile of the Company.

g)	Liabilities. Company and the Majority Shareholder do not know of any basis for the assertion against the Company of any material liabilities or obligations, either accrued, absolute, contingent or otherwise which would materially and adversely affect the value and conduct of the business of Company, other than those (i) reflected or reserved against in the Financial Statements, (ii) incurred in the ordinary course of business, or (iii) expressly disclosed in writing to Purchaser in or pursuant to this Agreement. Company does not have any liabilities, debts or obligations not fully and properly reflected or reserved against in the Financial Statements, except liabilities and obligations incurred in the ordinary course of business, which shall be expressly disclosed in writing to Purchaser in or pursuant to this Agreement.

(2)

Absence of Certain Changes. Since December 31, 2012, there has not occurred (i) any materially adverse change in the assets, liabilities, capitalization, condition (financial or otherwise), business or prospects of Company, (ii) any damage, destruction or loss (whether or not covered by insurance) having a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of Company or (iii) any event or condition, or threat thereof, which does, or reasonably might, have a materially adverse effect on the assets, condition (financial or otherwise), business or prospects of Company.

a)	Litigation, etc. There is no litigation, proceeding or investigation pending or threatened, to the knowledge of the Company or Seller.

b)	Taxes. All federal, state and local tax returns required by law to be filed by Company have been filed and all federal, state and local taxes (including payroll taxes) have been paid to the extent that such taxes have become due and payable. Company is not delinquent in the payment of any tax assessment, has had no tax deficiencies assessed against it, has received no notice of any such tax deficiencies, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax.

c)	No Violation, etc. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby conflicts or will conflict with or result in any breach or violation of or default under any term or condition of the Articles of Incorporation, as amended, of Company or the Bylaws, or any indenture, mortgage, lien, lease, covenant, agreement, contract or other instrument to which Company is a party or is bound, or any order, judgment, decree, ordinance, regulation, or any requirement of law or of any governmental or judicial authority. Company is not in material violation of its amended Articles of Incorporation, its Bylaws or any such covenant, agreement, contract, instrument or requirement.

d)	Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Seller or Company in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby or with any other proposed acquisition of the stock or assets of Company, nor have Seller incurred or caused to be incurred any liability for any fee or commission in the nature of a finder’s fee, originator’s or broker’s fee in connection with the subject matter of this Agreement, and Seller hereby indemnify Purchaser and agree to hold it harmless, against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by Seller or Company or services rendered by Seller (or any allegation of any such employment or services) of any finder, broker, agent or other intermediary in such connection.

5.	Representations and Warranties by Purchaser. Purchaser hereby represents and warrants to the Sellers as follows:

a)	Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Purchaser in connection with the negotiations or consummation of this Agreement or of any of the transactions contemplated hereby or with any other acquisition of the stock or assets of Company nor has Purchaser incurred or caused to be incurred any liability for any fee or commission in the nature of a finder’s fee, originator’s fee or broker’s fee in connection with the subject matter of this Agreement, and Purchaser hereby indemnifies Sellers, and agrees to hold them harmless, against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by Purchaser or services rendered to Purchaser (or any allegation of any such employment or services) of any finder, broker, agent or other intermediary in such connection.

b)	Capitalization. As of February 1, 2013 the Purchaser has authorized capitalization of One Hundred (100) shares of capital stock that includes Three (3)common shares, par value .01 of which Three (3)shares are issued. A complete list of all owners is included on Exhibit A. The Purchaser has no outstanding obligations to issue ownership to any party now, nor will it have on the Closing Date, which are convertible into any form of ownership or debt obligation, nor any outstanding rights, options, warrants, subscriptions or other instruments or understandings entitling the holders thereof to purchase or receive any securities of the Purchaser of any kind. The Purchaser has no contractual right or obligation to acquire any of the securities from any of its owners or holders. It being understood by the Seller and Purchaser that Seller will not assume such obligations or convert them into Seller’s securities. The exact terms of any obligation or assumption by the Seller shall be evidenced in a separate writing(s) between the Seller and the individual holders prior to, and subject to, the Closing.

c)	Purchaser's Stock. Purchaser hereby warrants that the shares of Purchaser's Stock being exchanged for the Seller’s Shares at Closing has been duly authorized by its Board of Directors and that the delivery of the Purchaser’s Stock to Seller will vest in Seller’s all right, title and interest in and to such Purchaser’s Stock, free and clear of all liens, encumbrances, claims, equities and liabilities of every nature, and that the Purchaser’s Stock has been validly authorized and issued and upon issuance will be fully paid and no assessable.

(3)

6.	Covenants and Agreements of the Seller. In addition to the covenants and agreements elsewhere set forth herein, Seller covenant and agree as follows:

a)	Conduct of Business Prior to Closing. Seller will cause Company to operate so as:

i. To carry on its business in substantially the same manner as heretofore carried on, and not to make any purchase or sale, or enter into any agreement or lease (whether as a lessor or lessee), or introduce any new method of management or operation in respect of any such business, except in the ordinary course of business and in a manner not inconsistent with prior practice and with the terms of this Agreement;

ii. Not to declare or pay any dividend or make any other distribution or payment with respect to its common stock, nor directly or indirectly to redeem, purchase or otherwise acquire any of its Common Stock;

iii. To maintain and preserve its business organization and goodwill intact and maintain its relationships with suppliers, customers (including lessees), creditors, employees and others having business relationships with it;

iv. To take such action as may be necessary to maintain, preserve, renew and keep in full force and affect its corporate existence, rights and franchises.

7.	Survival of Representations and Indemnification.

	a)	Survival. All material statements contained in any Exhibit, Schedule, document, certificate or other instrument delivered by or on behalf of any party hereto, or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties made pursuant to this Agreement by such party along with the representations and warranties made pursuant to this Agreement, and shall survive the consummation of the transactions contemplated by this Agreement and the investigations made by or on behalf of any of the parties.

8.	Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transaction contemplated by this Agreement shall automatically terminate, without any notice, demand or action by any party hereto, if the Closing does not occur on or before the close of business on the Closing Date or any extension of the Closing date pursuant to paragraph 3 hereof as extended. In the event that any party hereto shall fail to perform any obligation required by this Agreement in a timely fashion, then any of the other parties may terminate this Agreement to the extent of such party’s obligations hereunder. If there has been a material breach or misrepresentation by any party hereto, and such party has failed to cure or rectify such breach or misrepresentation within 20 days of receiving notice of such material breach or misrepresentation, then the party who detected or suspected the material breach or misrepresentation may terminate his, her or its obligations hereunder. This Agreement may also be terminated by the mutual written consent of all parties hereto.

9.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if placed in the United States mail, registered or certified, postage prepaid or, if personally delivered, addressed as follows:

(4)

If to Purchaser, to:

Saveene Group Corp.

30 Eglinton Avenue

Suite 808

Mississauga, ON L4Z 3X3

866 520 2370

If to Company, to:

30 Eglinton Ave W
Suite 808
Mississauga Ontario
M5H 2W9
Canada

10.	Costs and Expenses. All costs and expenses incurred in conducting the purchase and sale described in this Agreement in the manner prescribed by this Agreement shall be borne by Purchaser and Sellers in the following manner: 100% by Purchaser.

11.	Entire Agreement; Modifications; Waiver. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written. No supplement, modification, waiver or termination of this Agreement, or any provision hereof, shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

12.	Headings. Paragraph and Subparagraph headings are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the content hereof.

13.	Attachments. Exhibits, Schedules and other documents referred to in this Agreement are an integral part hereof and each and every one of them is hereby incorporated by reference into this Agreement.

14.	Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns, and the heirs and legal representatives of Purchaser.

15.	Effect of Termination. Termination of this Agreement pursuant to any of its provisions shall be without prejudice to any other rights or remedies of the respective parties at law or in equity.

16.	Severability. All clauses of this Agreement are distinct and severable and if any clause shall be held to be invalid or illegal, that determination shall not affect the validity or legality of the remainder of this Agreement.

17.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware
18.	Arbitration. The parties hereto agree to exclusively submit any controversy or claim in any way arising from this Agreement, the parties’ relationship, the sale of any product, or any intellectual property of the parties (including validity) to confidential binding arbitration in Delaware County, Delaware, by a single attorney. Such arbitration shall be conducted pursuant to the Commercial Arbitration Rules (CAR’s) of the American Arbitration Association (AAA) modified for efficiency and to: a) avoid the involvement of the AAA, b) provide for the minimal amount of discovery and other pre-hearing procedures consistent with a fair resolution of the dispute, and c) to endeavor for the dispute to be resolved within 180 days of the arbitrator’s appointment unless the arbitrator determines that justice requires otherwise. Any arbitration award shall be entered upon request of either party in any court in the state of Colorado. For further efficiency, selection of the arbitrator shall be made promptly by two independent and disinterested attorneys, one of which may be selected by each party. Further, in any arbitration proceeding, each party agrees that the prevailing party may be awarded its share of the arbitrator’s fees and costs and its attorney’s fees and costs in addition to any appropriate award. In the event any claim or controversy arises which is not subject to binding arbitration under this section, the parties agree to submit to exclusive jurisdiction and venue for the resolution of such dispute by a judge, either in the District Court of Denver County, Colorado, or to the extent necessary in federal court in the District of Colorado.
19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be released only with the written consent of the Majority Shareholders and the Purchaser.

21.	No Assignment. Neither this Agreement nor any interest therein shall be assigned by Purchaser or any Shareholder without the prior written consent of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into on the date and year first set forth above.

PURCHASER:

Saveene Group Corp.

By: ______________________

Andrea Zecevic, President

COMPANY:

2235150 Ontario, Inc.

By: ______________________

Teresa Rubio, President

(5)

EXHIBIT A

BUYER:	SHARES OWNED

2235150 Ontario, Inc.	see below

The Company has authorized capitalization of Three (3) shares of capital stock that includes Three (3)shares, par value .01 of which Three (3)shares is issued.

SELLER:	SHARES OWNED

List of sellers	3 (100%)
Andrea Zecevic
Teresa Rubio

Name	Shares to Exchange	Shares to be Received

22351510 Ontario, Inc.	3	27,500,000

Saveene Group Corp.	27,500,000	3